Exhibit 10.86

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made effective the 24th day of June, 2014 (the “Effective Date”), between Comstock Holding Companies, Inc., a Delaware corporation (“Company”), and Gregory V. Benson (“Employee”).

Recitals

A. Company is in the business of developing and selling residential real estate and provides services related thereto in the Washington D.C. metropolitan statistical area.

B. Employee was, until recently, President and Chief Operating Officer of Company and is presently a member of the Board of Directors of Company.

C. Employee and its affiliate owns shares of Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and Company’s Class B Common Stock, par value, $0.01 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”).

D. The parties desire to enter into this Agreement for the reasons stated herein.

E. In consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, state and agree as provided below.

Agreements

1. Termination Date. The employment of Employee by Company and all rights and obligations of Employee and Company with respect to such employment, were duly and effectively terminated as of May 5, 2014 (the “Termination Date”). Employee acknowledges and agrees that he has been paid all wages and accrued benefits to which he is entitled through the Termination Date. Other than the payments set forth in this Agreement, the parties agree that Company owes no additional amounts to Employee for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason. This Agreement is intended to and does settle and resolve all claims of any nature that Employee might have against Company and the Company against Employee arising out of their employment relationship or the termination of employment.

2. Severance Allowance. The parties desire an amicable and professional separation and in consideration of Employee’s release below and to facilitate an amicable separation, as soon as practicable after execution of this Agreement, as severance allowance and not as salary, Company will pay Employee a total of $597,000, payable in 36 semi-monthly installments of $16,583 (“Severance Allowance”). This Severance Allowance will commence on May 1, 2014 and be payable in arrears on a semi-monthly basis until paid (the “Severance Allowance Period”). The initial severance payment shall be made on or before July 1, 2014 and shall cover the two month period, May 1, 2014 through June 30, 2014 (a total of four semi-monthly payments totaling $66,332). Subsequent severance payments shall be made semi-monthly in arrears with the first such payment to be made on July 15, 2014. It is the intention of the parties that these payment be “synched” with the Company’s regular payroll program and be direct deposited. The Severance Allowance will be made without regard to whether Employee secures subsequent employment. Company will withhold from the Severance Allowance estimated federal and state income taxes and FICA and all other deductions authorized by Employee and forward to the taxing authorities, provided however, Employee is responsible for any and all tax liability associated with the Severance Allowance.

3. Cobra Benefits. If Employee elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Employee and/or Employee’s eligible dependents would be entitled under Section 4980B of the Code (COBRA), then, during the first 12 months of the Severance Allowance Period (the “Benefits Continuation Period” which shall have begun on May 1, 2014), Company will pay the excess of (i) the COBRA cost of such coverage over (ii) the amount that Employee would have had to pay for such coverage if he had remained employed during the Benefits Continuation Period and paid the active employee rate for such coverage. ; provided, however, that (A) if, during the Benefits Continuation Period, Employee becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Employee’s spouse), then Company’s obligation to pay any portion of the cost of health coverage as provided under this Section 3 shall thereupon immediately cease, except as otherwise provided by law, and terminate at the date of earliest possible commencement of medical coverage by the subsequent employer; (B) the Benefits Continuation Period shall run concurrently with any period for which Employee is eligible to elect health coverage under COBRA; (C) during the Benefits Continuation Period, the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (D) the reimbursement of an eligible taxable expense shall be made as soon as practicable but not later than December 31 of the year following the year in which the expense was incurred; and (E) Employee’s rights pursuant to this Section 3 shall not be subject to liquidation or exchange for another benefit.

Further, under the COBRA guidelines, Employee is entitled to pay premiums to extend medical and dental insurance coverage beyond the Benefits Continuation Period (see attached forms). However, the extended coverage available under the COBRA guidelines cease upon eligibility for another employer’s medical insurance plan. Employee agrees to notify Company within seven days of becoming eligible for another employer’s medical insurance plan. Should Employee fail to notify Company in a timely manner of his eligibility to receive group health benefits under a program of a subsequent employer or otherwise, then Employee will be liable for all payments made by Company pursuant to this Section 3 from the date of commencement of subsequent group health coverage through the end of the Benefits Continuation Period.

4. Company Property. Employee has returned his laptop to the Company. Employee represents and warrants he has no other Company property except hard copies and electronic files relating to his employment and other business relationships between the Employee and the Company including documents Employee has retained in his capacity as a Director.

5. Proprietary Information; Non-Disparagement. During the course of employment with Company, Employee acquired certain information relative to Company or its affiliates or customers or employees which is either sensitive or proprietary. For the consideration herein provided, Employee agrees to keep such sensitive or proprietary information confidential and not to disclose said information to any prospective or subsequent employers or to any party outside Company. In addition to the contractual obligations regarding confidentiality accepted hereunder and any other requirements by law pertaining to “Insiders” as defined by the Securities and Exchange Commission (the “SEC”), Employee understands that he has a common law duty not to disclose trade secrets of Company, its affiliates and/or customers acquired during the course of his employment by Company. Further, Employee agrees that, except as may be required by law or court order, he will not, directly or indirectly, make any statement, oral or written, or perform any act or omission which disparages or casts in a negative light Company or any of its affiliates, its products, customers or employees. Similarly the Company shall not disparage or cast in a negative light the Employee except as required by law or by court order. The provisions of Section 5 of this Agreement will survive completion of the performance of this Agreement. This Section 5 is not intended to in any way limit any of the Protected Rights contained in Section 13. Notwithstanding the foregoing, the Employee in his capacity as a Director shall utilize sensitive or proprietary information consistent with his fiduciary obligations.

6. Termination of Employment Agreement; Status of Other Contracts and/or Investments. Company and Employee acknowledge and agree that the Employment Agreement (with the exception of Schedule 2.2 “Employer-Permitted Activities) by and between Employee and Company, formerly known as Comstock Homebuilding Companies, Inc., dated December 7, 2004 (the “Employment Agreement”) is hereby terminated and of no further force and effect. The parties agree that (i) this Agreement constitutes the “Notice of Termination” required by Paragraph 1.5 of the Employment Agreement, (ii) Employee’s employment was mutually terminated pursuant to Paragraph 5.8 of the Employment Agreement, and (iii) no further document is necessary to effect the termination of Employee’s employment with Company or to satisfy Paragraph 1.5 of the Employment Agreement.

Notwithstanding the foregoing, the parties further acknowledge and agree that the following agreements, all of which are attached as Exhibits to this Agreement, remain in full force and effect as of the Termination Date until their expiration or termination in accordance with the terms set forth therein with no modifications or changes due to the termination of Employee:

a.	Confidentiality and Non-Competition Agreement dated December 7, 2004 by and between Company and Employee (the “Non-Competition Agreement”);

b.	Credit Enhancement and Indemnification Agreement dated February 17, 2011, by and between Company, Christopher D. Clemente, and Employee (the “CEIA”);

c.	Corporate Indemnification Agreement dated July 28, 2005 by and between Company and Employee;

d.	Operating Agreement of Comstock Investors VII, L.C.; and

e.	Operating Agreement of Comstock Investors VIII, L.C.

Employee and Dan Martin, a former employee of the Company, contemplate entering into a business arrangement. To the extent the entry into a business arrangement by the Employee and Dan Martin constitutes a violation of the “no raid” provisions of the Non-Competition Agreement, the Company hereby waives any such violation provided Employee otherwise adheres to all other provisions of the Non-Competition Agreement.

7. CEIA Transaction Fees/Stonehenge Funding. The parties acknowledge and agree that the indemnification provisions of the CEIA remain in full force in effect but Employee hereby waives his right to receive a Transaction Fee (as defined in the CEIA) on any commercial loan for which Employee is or was a guarantor under a loan or the related loan documents. Provided however, if Company agrees that any Transaction Fees are to be paid in the future to Christopher Clemente under the CEIA for loans also guaranteed by Employee as of the date of the Termination Date, the same Transaction Fees shall also be paid to Employee. Employee holds a participation interest in a loan made by Stonehenge Funding, an entity controlled by the Chief Executive Officer of the Company, to the Company (the “Stonehenge Loan”). Employee agrees the release set forth in Section 11 extends to the Stonehenge Loan (in that Employee, as the owner of a participating interest in Stonehenge Funding, shall not initiate or cause Stonehenge Funding to initiate a lawsuit or other collection action against the Company) provided that in the event the Company and Stonehenge Funding enter into a modification of the Stonehenge Loan, the Company will not enter into an amendment that purports to treat any participant of the Stonehenge Loan in a disparate manner from the Chief Executive Officer of the Company.

8. Board of Directors; Remainder of Term. The parties acknowledge that Employee is a current member of Company’s Board of Directors (the “Board”), whose term is set to expire at the annual meeting of stockholders in 2015. Company and Employee agree that Employee may, at his election, maintain his position as a director of Company for the remainder of his term and shall be provided all Board materials, provided, however, Employee shall not be entitled to any compensation as a result of serving as a director for the remainder of his current term. Employee may stand for re-election to the Board if so requested by a majority of the members of the Board prior to the 2015 annual meeting of stockholders. Notwithstanding the foregoing, at such time as Employee owns less than 5% of the Company’s outstanding Class A Common Stock (on an as converted basis), at the request of the Board, Employee shall resign from the Board.

9. 2014 Annual Meeting. Employee and Clareth LLC, an entity owned by Employee (“Clareth”), agree not to vote any or all of their Class A Shares and Class B Shares against the approval of the three agenda items for the 2014 annual meeting of stockholders: (a) the re-election of three director nominees to the Board, (b) the appointment of PriceWaterhouse Coopers as the independent auditor of the Company through December 31, 2014, and (c) the non-binding advisory vote approving the annual compensation of Company’s named executive officers. Additionally, if requested by the Company, Employee and Clareth agree to provide to the Company an irrevocable proxy to the vote all of their Class A Shares and Class B Shares in favor of substantially similar agenda items for the 2015 annual meeting of stockholders.

10. Option to Purchase Class A Shares and Class B Shares.

a. Company, or its designee(s), will have the option (but not the obligation) to purchase from Employee and Clareth (referred to herein in this Sections 10 and 11 each as a “Seller” and collectively as, “Sellers”) shares of Company’s Class A Common Stock (the “Class A Shares”), and Class B Common Stock (the “Class B Shares”) owned by Sellers on or before June 30, 2015 for $1.09 per share (subject to adjustment below) (the “Purchase Price”) in one or more transactions (the “Option”). If Company exercises the Option and Company, or its designee(s), elects to purchase less than all of Sellers’ Class A Shares and Class B Shares in a single transaction, then the following shall apply to each transaction;

(i)	each transaction shall include the purchase of a pro-rata portion of the Class A Shares and the Class B Shares;

(ii)	the first such purchase must include a minimum of 1,000,000 of Employees’ Class A Shares and Class B Shares (cumulative number of Sellers’ Class A Shares and Class B Shares); and

(iii)	each subsequent purchase must include a minimum of 100,000 Class A Shares and Class B Shares (cumulative number of Sellers’ Class A Shares and Class B Shares) until all Class A Shares and Class B Shares have been purchased.

Notwithstanding the above, if Company or its designee(s) exercises the Option simultaneous with, or within 120 days of, the sale by members of the Board, the Chief Executive Officer, the Chief Financial Officer, and the General Counsel of Company (collectively, the “Affiliates”) of more than 500,000 shares of Company’s Common Stock in the aggregate, or the Company has knowledge of a potential transaction of which it must provide notice to Employee the Purchase Price will be the greater of (x) $1.09 or (y) 80% of the highest price at which any of the Affiliates sells shares of Common Stock in such transaction.

Company may exercise its rights under this Section 10 at any time prior to the expiration of the Option by providing Employee with a notice setting forth the number of Class A Shares and Class B Shares that it will purchase in the transaction. The closing of such purchase shall occur on the fifth business day after Company delivers the notice to Employee. At the closing, (i) Sellers shall transfer to Company the number of Class A Shares and Class B Shares identified in the notice free and clear of all liens and (ii) Company shall pay to Sellers the Purchase Price for each share purchased by wire transfer in immediately available funds in accordance with the written instructions provided by Employee to Company at least 1 business day prior to closing.

b. Company shall, for a period of 12 months following the Effective Date, use its commercially reasonable efforts to seek a third party buyer on Employee’s behalf to purchase all or a portion of Sellers’ Class A Shares and Class B Shares. The agreement of Company in this Section 10(b) shall in no way prejudice or limit the Company from exercising all or a portion of the Option. Following the identification of such a third party buyer, the terms of any such sale shall be negotiated between Employee and such third party buyer and Company shall have no liability to Employee whatsoever regarding the price, manner or terms of such sale. In return for Company’s efforts to facilitate the sale of Sellers’ Class A Shares and Class B Shares, each Seller agrees that it will not sell or transfer any of his/its Class A Shares or Class B Shares in the open market or in a private transaction without the prior approval of the Board, which approval will not be unreasonably withheld, conditioned, or delayed, for the period of twelve months after the Effective Date of this Agreement.

11. General Release and Covenant Not to Sue. Employee and Clareth each forever releases Company, its successors, subsidiaries, parent companies, assigns, joint ventures, and affiliated companies and their respective stockholders, officers, directors, agents, legal representatives, attorneys, employees, members, and managers (collectively, the “Releasees”) from any and all claims, suits, debts, damages, liabilities, demands, or causes of action for any event, transaction, or matter which he or it may by law release, as well as all contractual obligations not expressly set forth in this Agreement, whether known or unknown, fixed or contingent, that he or it may have or claim to have against any Releasee for any reason prior to the Effective Date, exclusively as to any matter related to Employee’s employment with Company or the termination of Employee’s employment. This release includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination; claims arising under severance plans and contracts; and claims growing out of any legal restrictions on Company’s rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law. Employee expressly agrees and understands that this Agreement is intended to release and does in fact release any claim he might have or believe he has against the Releasees under federal, state and local employment laws including, but not limited to, the Employee Retirement Income Security Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, Americans with Disabilities Act, Age Discrimination in Employment Act, Older Workers Benefit Protection Act, Fair Labor Standards Act, Family and Medical Leave Act, Genetic Information Nondiscrimination Act, Occupational Safety and Health Act, or any other federal, state, or local employment statute or under common law.

Employee and Clareth each agrees and understands that this release is also intended as a general release of any claim he/it may have or have had against Releasees with respect to the Employment Agreement. Employee and Clareth each warrants that he/it is authorized to make this release, that he/it has not assigned or otherwise transferred any claim he or it might have against Company or any of the Releasees, and that he/it has not filed any notices, claims, complaints, charges, or lawsuits of any kind whatsoever against Company or any of the Releasees as of the date of execution of this Agreement.

Except as provided by Section 12, Employee and Clareth each further hereby agrees not to file a lawsuit or other legal claim or charge to assert against any of the Releasees any claim released by this Agreement. By signing this Agreement, Employee and Clareth each acknowledges that he/it is doing so knowingly and voluntarily, that he/it understands that he/it may be releasing claims he/it may not know about, and that he/it is waiving all rights he may have had under any law that is intended to protect him/it from waiving unknown claims.

12. Protected Rights. Employee understands that nothing contained in this Agreement limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Employee, on his behalf, or by any other individual. However, based on Employee’s release of claims set forth in Section 11, Employee understands that he is releasing all claims that he may have, as well as his right to recover monetary damages or obtain other relief that is personal to Employee in connection with any charge or complaint that may be filed with any Government Agencies relating to Employee’s employment with Company.

13. Cooperation. Employee shall cooperate fully with Company in its defense or prosecution of any and all litigation filed against or by Company, including any claims filed with federal, state or local governments or agencies, whether known or unknown at the time of the Effective Date, provided however, Employee shall be reasonably compensated for his time in defense or prosecution of such litigation. Employee shall also cooperate with the transition of the Employee’s job function and shall answer any questions pertaining to his job duties for a reasonable time after the Effective Date, provided however, all such communications shall be made directly between the Employee and the General Counsel of the Company.

14. Confidentiality. Employee understands that the terms of this Agreement and the related facts giving rise to this separation are strictly confidential except to the extent disclosure is required by federal securities regulations. Employee agrees he shall not disclose the terms of this Agreement and the related facts giving rise to this separation to any person except as Company may expressly direct under Section 15. Employee agrees that in the event anyone not a party to this Agreement should inquire as to the status of his employment or relationship with Company, he shall state only that he is no longer affiliated with Company except in his capacity as a director (for so long as he serves as a director).

15. Enforcement.

A. Breach of Agreement. Except for any injunctive relief either party may be entitled to in accordance with this Agreement, in the event that either Employee or the Company should be in breach of this Agreement, the remedy shall be to utilize the arbitration provisions of Section 18.

B. Compliance with Employee Handbook. Deliberately Omitted.

C. Legal Fees and Costs. The prevailing party in arbitration shall be entitled to recover any legal fees and expenses

16. Costs. The parties intend that each shall bear its own costs, if any, that may have been incurred relating to this Agreement.

17. No Admission of Liability. This Agreement is not intended as an admission of liability by any party.

18. Arbitration. If the parties are unable to resolve any dispute arising under this Agreement then such dispute shall be submitted to binding arbitration in accordance with the employment arbitration rules of the American Arbitration Association then in effect at the American Arbitration Association office nearest to Company’s Fairfax County, Virginia office. However, neither the Company nor Employee shall initiate any action unless the alleged breaching party has been given written notice of such breach and a 10 day opportunity to cure. Further, in the case of the Company, no action of any kind shall be initiated without prior written consent of the Board of Directors of the Company. The arbitrator shall be an attorney, who shall make findings of fact and reach conclusions of law and render a written ‘reasoned opinion.’

A petition for arbitration may be brought at any time within the applicable statute of limitation. Judgment on an award rendered by an arbitrator may be entered in any court having competent jurisdiction for enforcement. This provision is intended to be liberally construed in favor of requiring arbitration.

19. Notice. In the event that any notice is to be given to any party under this Agreement, it shall be given by certified mail, return receipt requested, and addressed to the party as follows:

To Company:	Office of the General Counsel
Comstock Holding Companies, Inc. 1886 Metro Center Drive, 4th Floor
Reston, VA 20190

To Employee:	Gregory Benson
12357 Clareth Drive
Oak Hill, Virginia 20171

20. Modification. This Agreement, or any provision hereof, may not be modified unless agreed to in writing by each of the parties.

21. Waiver. No waiver of a breach or default to this Agreement shall be deemed a waiver of any subsequent breach or default.

22. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without giving any force or effect to the provisions of any conflict of law rule thereof.

23. Severability. In the event that, for any reason, any section or provision of this Agreement should be held invalid or otherwise unenforceable, it is agreed that the same shall not affect any other section or provision of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect.

24. Binding Agreement. This Agreement shall be binding on, and inure to the benefit of, the parties hereto, their successors, heirs, personal representatives, and assigns.

25. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the termination of Employee’s employment with Company.

26. Acknowledgement and Other Terms. The parties acknowledge that they have carefully read and understand all of the provisions of this Agreement, that they have had sufficient opportunity to make diligent inquiry into, and to consult with independent counsel concerning, this Agreement, and that they are voluntarily entering into this Agreement. The parties further represent and acknowledge that in executing this Agreement, they are not relying and have not relied upon any representation or statement made by any other party (including their respective affiliates, stockholders, agents, representatives, employees and attorneys) with regard to the subject matter, basis or effect of this Agreement.

Employee expressly acknowledges and agrees that he has been offered at least 21 days to consider this Agreement before signing it and that he has read this Agreement and the general release carefully. Employee acknowledges and agrees that he/it fully understands that this Agreement is final and binding and that it contains a full release of all claims and potential claims.

27. Advice of Counsel. Company hereby advises Employee to consult with an attorney prior to executing this Agreement on behalf of himself and Clareth. Employee acknowledges that he has been so advised and has had the opportunity to consult with his own legal and/or financial advisors regarding the terms of this Agreement, and that he has either consulted with such advisors or has determined that he has the requisite knowledge and expertise with such matters as to render such advice unnecessary.

28. Code Section 409A. The tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the application of Section 409A of the Internal Revenue Code of 1986, as amended.

29. Forum Selection and Consent to Jurisdiction. With respect to any litigation based on, arising out of, or in connection with this Agreement, the parties hereby expressly submit to the personal jurisdiction of the Fairfax County Circuit Court for the Commonwealth of Virginia and of the United States District Court for the Eastern District of Virginia. The parties hereby expressly waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above, including without limitation any claim that any such litigation has been brought in an inconvenient forum.

30. Revocation and Effective Date. The parties agree Employee may revoke this Agreement at will within seven days after he executes this Agreement by giving written notice of revocation to Company. Such notice must be delivered to Jubal R. Thompson, General Counsel of Company and must actually be received by him at or before the above-referenced seven-day deadline. This Agreement may not be revoked after the expiration of the seven-day deadline. The effectiveness of this Agreement is expressly contingent on Employee not revoking the Agreement. In the event that Employee revokes this Agreement within the revocation period described in this Section 30, this Agreement shall not be effective or enforceable, and all rights and obligations hereunder shall be void and of no effect. Assuming that Employee does not revoke this Agreement within the revocation period described above, the effective date of this Agreement shall be the eighth day following the date on which Employee executes this Agreement.

31. Counterparts. This Agreement may be executed in any number of counterparts and may be delivered by facsimile, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first set forth above.

COMPANY:

Comstock Holding Companies, Inc.

By:
Name:	Christopher Clemente, CEO

EMPLOYEE:

Gregory V. Benson

The undersigned has joined this Agreement for purposes of Sections 9, 10, 11 and 12 of this Agreement.

CLARETH LLC

By:
Name:
Title: